Exhibit 2.1

AGREEMENT OF SALE

THIS AGREEMENT made this 15th day of February 2006 ("Effective Date"), between OXBRIDGE SQUARE SHOPPING CENTER, LLC, a Virginia limited liability company, with an office at 170 West Ridgely Road, Suite 210, Lutherville, Maryland, 21093 (hereinafter, "Seller"), and STOLTZ REAL ESTATE PARTNERS, LLC, a Delaware limited liability company, with an office at 725 Conshohocken State Road, Bala Cynwyd, Pennsylvania, 19004 (hereinafter, "Buyer").

WHEREAS, Seller owns a shopping center located in Richmond, Virginia known as the Oxbridge Square Shopping Center (the "Shopping Center") and Seller wishes to sell and Buyer wishes to buy the Shopping Center;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the ` parties agree as follows:

1.

DEFINITIONS. The following expressions shall have the meanings set forth below:

1.1

"Real Estate" means the land ("Land") described on Exhibit 1 and, (i) all of the buildings and other improvements constructed thereon ("Improvements"), and (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining thereto, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land which consists primarily of a shopping center, commonly known as "Oxbridge Square Shopping Center".

1.2

"Space Lease(s)" or "Lease(s)" means all lease(s), license(s), concessions or other occupancy or use agreements, including all modifications, addenda and supplements thereto and guarantees thereof, applicable to any part of the Real Estate and all refundable security deposits and letters of credit held by Seller.  All documents comprising all existing Space Leases as of the date hereof are listed on attached Exhibit 2.

1.3

"Property" means collectively all of Seller's rights and interests in the Real Estate, the Space Leases and the other assets described in Article 2 hereof.

1.4

"Closing Date" means the date on which Closing occurs. "Closing" means the event whereby title to the Property is actually conveyed by Seller to Buyer.

1.5

"Service Contracts" means all written agreements pursuant to which goods, services or supplies are furnished on a recurring basis for the operation of the Real Estate. Copies of all such Service Contracts are attached as Exhibit 3.

1.6

"Escrow Agent" means Royal Abstract of New York, LLC.

1.7

"Due Diligence Period" means a period of time commencing on the date first written above and expiring at midnight, New York time, on the 30th calendar day thereafter or the first business day after such 30th day if such 30th day is not a business day. Notwithstanding the foregoing, Buyer shall have the right to extend the Due Diligence Period for an additional 30 day period; provided that Buyer's Phase I environmental audit suggests the need for more extensive environmental testing and further provided that Buyer notifies Seller of its intention to extend the Due Diligence Period at least ten (10) days prior to the end of the original thirty (30) day period. In the event the Due Diligence Period is so extended, Buyer's right to terminate this Agreement pursuant to Section 4.5(b) shall be limited to Buyer's dissatisfaction, in its commercially reasonable discretion, with the results or recommendations of such Phase It investigation and report.

1.8

"Permitted Exceptions" means those certain title exceptions set forth in Exhibit 6 attached hereto.

1.9

"Personal Property" means all furniture, personal property, machinery, apparatus, and equipment, if any, owned by Seller and currently used in the operation, repair and maintenance of the Real Estate. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller's business.  Personal Properly shall also include all of Seller's right, title and interest, if any, without warranty, in all intangible personal property related to the Real Estate and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Estate and the Improvements, including Seller's rights and interests, if any, in the name of the Real Estate; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); warranties (to the extent assignable without cost to Seller); contract rights related to the construction, operation, ownership or management of the Real Estate, if any (but only to the extent assignable without cost to Seller and Seller's obligations thereunder are expressly assumed by Buyer pursuant to this Agreement); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and telephone exchange numbers (to the extent assignable without cost to Seller) (collectively the "Intangible Personal Property", which Intangible Personal Property is a part of the Personal Property).

1.10

"Initial Deposit" means a deposit, to be paid 6y Buyer to Escrow Agent within two (2) days following the date that this Agreement if fully executed by Buyer and Seller, in the amount of One Hundred Thousand ($100,000.00) Dollars, plus all interest earned thereon. The "Additional Deposit" means an additional deposit to be paid by Buyer to Escrow Agent within two (2) days following the end of the Due Diligence Period, in the amount of One Hundred Thousand ($100,000.00) Dollars, plus all interest earned thereon. The Initial Deposit and the Additional Deposit are herein collectively called the "Deposit".

2.

SALE AND PURCHASE.

2.1 In accordance with the provisions of this Agreement, Seller agrees to sell, convey, assign and transfer to Buyer, and Buyer agrees to purchase and acquire from Seller, subject to the Permitted Exceptions and Space Leases, all of Seller's right, title and interest in and to: (a) the Real Estate, (b) the Space Leases, (c) any Personal Property, (d) any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Real Estate, (e) any strips or gores adjoining the Real Estate, (f) all appurtenances and hereditaments appertaining to the Real Estate, and (g) any assumed Service Contracts.

3.

PURCHASE PRICE. The "Purchase Price" for the Property shall be Fifteen Million Two Hundred Thousand ($15,200,000.00) Dollars and shall be paid as follows:

A.

(i)

Within two days following the date that this Agreement is fully executed by Buyer and Seller, Buyer shall pay the Initial Deposit to Escrow Agent by bank check to the order of Escrow Agent or wire transfer of federal funds for immediate credit.  If Buyer has not exercised its termination right during the Due Diligence Period, then within two days following the expiration of the Due Diligence Period, Buyer shall pay the Additional Deposit to Escrow Agent by bank check to the order of Escrow Agent or wire transfer of federal funds for immediate credit.

(ii)

The Deposit shall be invested by Escrow Agent in a sound financial institution's money market fund or account which pays interest or dividends, in Escrow Agent's name separate from its personal and business accounts. All investment decisions shall be made by Buyer. If no Closing occurs, all interest or dividends earned shall 6e paid to the party entitled to the escrowed proceeds, which party shall pay all income taxes thereon. The parties shall furnish Escrow Agent with their respective tax identification numbers. At Closing, Escrow Agent shall pay the Deposit (together with all interest earned thereon) to Seller; and the amount so paid shall be a credit against the Purchase Price. All escrow fees, if any, charged by Escrow Agent shall be equally shared by Seller and Buyer. Escrow Agent shall hold the Deposit as set forth above unless either Seller or Buyer makes a written demand upon Escrow Agent for the Deposit accompanied by an affidavit signed by the party making the demand stating sufficient facts to show that said party is entitled to receive the Deposit pursuant to the terms of this Agreement. Upon receipt of such demand, Escrow Agent shall give ten (10) days written notice to the other party of such demand and of Escrow Agent's intention to remit the Deposit to the party making the demand on the stated date, together with a copy of the affidavit, provided, however, no notice to Seller is required if Escrow Agent receives Buyer's termination notice prior to the expiration of the Due Diligence Period as provided in Section 4.5(b), in which case, the Deposit shall be promptly returned to Buyer. If Escrow Agent does not receive a written objection before the proposed date for remitting the Deposit, Escrow Agent is hereby authorized to so remit. If, however, Escrow Agent actually receives written objection from the other party before the proposed date on which the Deposit is to be remitted, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Seller and Buyer or until a final judgment of an appropriate court. In the event of a dispute, Escrow Agent may place the Deposit with an appropriate court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Deposit. The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney' fees, incurred in connection with the faithful performance of Escrow Agent's duties hereunder. Escrow Agent acknowledges agreement to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement.

B.

At Closing, Buyer shall assume the outstanding balance of Seller's obligations under the Promissory Note (the "Note"), dated June 2, 1998, to the order of Laureate Realty Services, Inc. ("Lender") in the original principal amount of $4,517, 500.00, payable at a fixed rate of 7.40% per annum (the "Loan"), and secured by a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated June 2, 1998 and recorded among the Land Records for Chesterfield County, Virginia at Liber 3293, folio228 (the "Deed of Trust") and all other documents related thereto (collectively, the "Assumed Loan Documents") as set forth on Exhibit 8. Within 10 days of receipt of all applications and other forms required by Lender, Buyer, at its sole cost and expense as to preparation of its application, except with respect to any fees or deposits required to be paid in advance, which shall be paid by Seller, shall submit a completed application to Lender for its consent to the transfer of the Shopping Center to Buyer and Buyer's assumption of the Loan.  Buyer and Seller agree to use commercially reasonable efforts (including execution of assumption or other documents requested by Lender) to cause the requirements for the Lender Consent to be satisfied, and the Closing to occur, in accordance with Article 11 hereof. "Lender Consent" shall mean a certificate from Lender that states (i) the outstanding principal balance of the Loan, (ii) the date through which interest has been paid under the Note, (iii) the amount, if any, held by Lender in the Escrow Accounts, (iv) that there are no current events of default by the borrower under the Assumed Loan Documents, (v) that Lender consents to the transfer of the Shopping Center to Buyer and the assumption of the Loan by Buyer, and (vi) that Seller shall be released from further liability under the Loan and Lender accepts Buyer as a substitute borrower. Notwithstanding the foregoing, all or some of the foregoing provisions of the Lender Consent may be contained in the Assumption Agreement between Buyer, Lender and/or Seller ("Assumption Agreement") to be executed at Closing which shall (inter alia) provide for the assumption by Buyer of all obligations under the Note and the other Assumed Loan Documents and, subject to Buyer's commercially reasonable discretion, provision of a suitable affiliated entity (but not individual) of Buyer to execute any indemnity agreements required by Lender from and after Closing. Seller shall bear all costs associated with the assumption of the existing Loan, and obtaining Lender Consent, including, without limitation, assumption fees, processing fees, documentary stamp taxes, Lender related title premiums and search fees, Lender's legal fees and any mortgage taxes (collectively, the "Loan Assumption Costs").

C.

At Closing, and subject to the terms and provisions of this Agreement, Buyer shall pay Seller the balance of the Purchase Price less the outstanding principal balance of the Loan by wire transfer of immediately available federal funds. Seller shall furnish Buyer with wire transfer instructions prior to Closing. In the event Buyer fails to pay any amount when due, Seller shall have the right by written notice to Buyer to terminate this Agreement for default by Buyer, in which case the provisions of Section 14.1 shall be applicable.

D.

In connection with any Personal Property included in the sale, the parties agree that no part of the Purchase Price shall be deemed to have been paid by Buyer on account thereof,

4.

CONDITIONS PRIOR TO CLOSING; DUE DILIGENCE PERIOD.

4.1

Buyer shall at Closing accept the Property in AS IS physical condition as exists on the date hereof, subject to reasonable wear and tear between the date hereof and the Closing Date. Buyer acknowledges that Buyer will have the Due Diligence Period to inspect the Shopping Center or cause an inspection thereof to be made on Buyer's behalf and it is understood and agreed that neither Seller nor any person acting or purporting to act for Seller has made or now makes any representation as to the physical condition (latent or patent or otherwise), income, expense, operation, legality of current rents, or any other matter of thing affecting or relating to the Shopping Center except as herein specifically set forth or as set forth in any document delivered by Seller at Closing. Buyer hereby expressly acknowledges that no such representations have been made and Buyer further agrees to take the Shopping Center "as is" as of the date hereof and subject to normal use, wear and tear, between now and Closing. Buyer agrees that Seller is not liable or bound in any manner by any financial or written statements, representations, real estate brokers' "set-ups", or information pertaining to the Shopping Center furnished by any real estate broker, agent, employee, trustee, servant or other person, unless the same are specifically set forth herein or as set forth in any document delivered by Seller at Closing. It is understood and agreed that all understandings and agreements heretofore had between the parties are hereby merged in this Agreement which atone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement.

4.2

On and after the date hereof, Buyer shall have access to the Property for the purpose of making engineering, survey, structural, architectural, geotechnical, environmental, or minimally intrusive inspections and independent investigations, provided that Buyer repairs any damage to the Property caused by such inspections and investigations; and Seller will on receipt of reasonable prior written notice, provide Buyer with access to information within its possession or control with respect to the Property, including (without limitation) full and accurate copies of Space Leases, Service Contracts, title information or instruments, and books and operating records of the Shopping Center. Buyer or Buyer's representatives may meet with any tenant; provided, however, Buyer must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Buyer's intended meeting and to allow Seller the opportunity to attend such meeting, if Seller desires Buyer agrees to defend, indemnify and hold Seller harmless from any personal injury or property damage or other damage, loss or liability caused by Buyer in doing any testing, inspections or survey, or in the event of a violation by Buyer of its covenants under the preceding sentence; and such obligation shall survive the Closing or sooner termination of this Agreement. In the event Buyer terminates this Agreement as provided herein, without any representation or warranty, Buyer shall give Seller true, accurate and complete copies of all written reports resulting from Buyer's inspections and investigations.

4.3

Due Diligence Materials To Be Delivered. To the extent such items are in Seller's possession, Seller shall deliver to Buyer the following (the "Feasibility Documents") on or before the third (3`d) day following the Effective Date (in the event all of the Feasibility Documents are not delivered to Buyer on or before such date, the Due Diligence Period shall be extended on a day far day basis for each day until all of the Feasibility Documents has been delivered to Buyer):

4.3.1

Rent Roll. A current rent roll ("Rent Roll") for the Property in the form attached hereto as Exhibit 12,

4.3.2 Financial Information. Copy of operating statements, general ledgers, audited financial statement and a summary of capital expenditures pertaining to the Property for the period commencing on June l , 2004, through and including for the year to date, or such lesser period as Seller has owned the Property ("Operating Statements");

4.3.3 Environmental and Engineering Reports. Copy of any environmental and engineering reports or site assessments related to the Property prepared for the benefit of Seller;

4.3.4

Tax Statements. Copy of ad valorem tax statements relating to the Property for the period commencing on June l, 2004 through and including the current tax period;

4.3.5

Title and Survey.

Copy of Seller's most current title insurance information and survey of the Property;

4.3.6

Service Contracts. Copies of the Service Contracts, a complete list of which is attached hereto as Exhibit 3;

4.3.7

Personal Property. A list of Tangibie Personal Property;

4.3.8

Leasing Commissions,

A list of contingent leasing commission agreements with respect to the Leases of the Property ("Leasing Commission Agreements"); with the Loan;

4.3.9

Loan.

A complete copy of all documents executed in connection since June 1, 2004;

4.3.10

Leases. One (1) copy of all leases;

4.3.11 CAM.

CAM and Real Estate Taxes reimbursed reconciliation

4.3.12

Budget. Current fiscal year budget for the Property;

4.3.13

Insurance loss runs for the period commencing an June l, 2004, through and including the Effective Date and any other open items; and

4.3.14

To the extent in Seller's possession, Seller shall deliver to Buyer on or before the third (3rd) day following the Effective Date Financial Information, Tax Statements and CAM reconciliations as referred to above in this Section 4.3 for the periods prior to June 1, 2004.

4.4

Due Diligence Materials To Be Made Available. To the extent such items are in Seller's possession, Seller shall make available to Buyer for Buyer's review, at Seller's option at either the offices of Seller's Asset Manager or property manager or at the Property, the following items and information (the additional "Feasibility Documents") on or before the Effective Date, and Buyer at its expense shall have the right to make copies of same:

4.4.1

Lease Files. The complete lease files for all tenants including any Tenant contact names and numbers ("Lease Files");

4.4.2

Maintenance Records and Warranties. Maintenance work orders for the period commencing on June l, 2004, through and including the Effective Date and warranties, if any, including without limitation on roofs, air conditioning units, fixtures and equipment;

4.4.3 Plans and Specifications. Building plans and specifications relating to the Property through and including the Effective Date;

4.4.4 Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property;

4.4.5 Financing information: Historical net operating income, tenant improvements casts and capital expenditures, general ledgers, sale reports and percentage rent payments, and expense invoices from June I, 2004 to date; and

4.4.6

Other Reports:

4.4.6.1 An aged delinquency report for the Property including rent;

4.4.6.2 A list of employees. position and salary at the Property;

4.4.6.3 Real Estate Tax Appeals/Reassessments -- all material documentation;

4.4.6.4 Trace 3 month's rent from deposits to bank statements by tenant;

4.4.6.5 Tenant improvement costs by tenant per square foot currently ongoing or planned;

4.4.6.6

Copies of all pleadings in connection with any ongoing litigation;

4.4.6.7 To the extent in Seller's, or its property manager's possession, Seller shall make available to Buyer Maintenance Records and Financial information as referred to above in this Section 4.4 for periods prior to June 1, 2004.

ALL MATERIALS MADE AVAILABLE BY SELLER THAT WERE PREPARED BY A THIRD PARTY SHALL BE DEEMED PROVIDED WITHOUT REPRESENTATION OR WARRANTY BY SELLER AS TO THE ACCURACY OF SUCH MATERIALS OR THE ABILITY OF BUYER TO RELY UPON SUCH MATERIALS.

4.5

(a)

Buyer shall have the Due Diligence Period within which to inspect and examine the Real Estate, the Space Leases and the Service Contracts and otherwise conduct such investigations and review as it deems appropriate.

(b)

In the event that during the Due Diligence Period, Buyer, in its sole judgment, is not satisfied with the condition of the Real Estate, the Property, the Space Leases or the Service Contracts, for any reason or no reason, then, prior to the end of the Due Diligence Period, Buyer shall have the right by giving written notice to Seller and Escrow Agent to cancel and terminate this Agreement without liability except as set forth in Sections 4.2 and 15.8. Upon receipt of such notice prior to the end of the Due Diligence Period, Escrow Agent shall deliver the Deposit to Buyer. In the event Buyer fails to give such notice prior to the end of the Due Diligence Period, Buyer's right to cancel this Agreement pursuant to this Section 4 shall lapse.

4.6

Closing hereunder shall be conditioned upon Buyer obtaining Lender Consent. If Lender Consent has not been obtained within ninety (90) days following the Effective Date, with Closing being extended for up to thirty (30) days at the election of either Seller or Buyer to obtain such Lender Consent, then either party shall have the right to terminate this Agreement at any time thereafter until such time as Buyer has obtained Lender Consent. Upon such termination the Escrow Agent shall deliver the Deposit to Buyer.

4.7

Service Contracts.

On or prior to the last day of the Due Diligence Period, Buyer will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Buyer requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee.  Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Buyer must assume the obligations arising from and after the Closing Date under those Service Contracts (i) that Buyer has agreed to assume, or that Buyer is obligated to assume pursuant to this Section 4.7, and (ii) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing. Anything to the contrary notwithstanding, Seller shall terminate an or before Closing the current management and leasing commission agreements for the Property.

5.

ADJUSTMENTS AND PRORATIONS.

5.1

Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to the Closing Date and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible far all expenses allocable to the period beginning at 12:01 A.M. on the Closing Date. At Closing, all items of income and expense with respect to the Property shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter:

5.1.1

Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the Closing Date, and Seller shall pay the resultant bills. In the event any of the Service Contracts set forth in Exhibit 3 cover periods beyond the Closing Date the same shall be prorated on a per diem basis.

5.1.2 Real estate taxes, general, special and/or betterment assessments and personal property taxes shall be prorated. In the event that as of the Closing Date the actual tax bills far the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes.

5.1.3 Rentals and other payments (other than "percentage rent" and common area maintenance charges which are dealt with in Section 5.1.4 and Section 5.1.6 which are payable pursuant to Space Leases shall be prorated on a per diem basis as and when collected (subject to the provisions of Section 5.3).  Buyer shall not be obligated to make any payment or give any credit to Seller on account of or by reason of any rental or other payments which are unpaid as of the Closing Date, but shall be required to turn over Seller's share of the same within ten (i0) days if, as and when received by Buyer after the Closing; this provision shall survive Closing.

5.1.4

Percentage rent; if any, payable under each Space Lease shall be prorated with respect to the lease year thereunder in which Closing occurs on a per diem basis as and when collected. Any percentage rent collected by Buyer including any percentage rent which is delinquent and pertaining to (i) an entire lease year or accounting period of a tenant under a Space Lease which ends on a date prior to the Closing Date, or (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the Closing Date where such lease year or accounting period begins prior to the Closing Date and ends thereafter shall in both cases be paid to Seller within ten (10) days of receipt by Buyer; and if any tenant's Space Lease provides for offsets or deductions against percentage rent, then such offsets or deductions shall be prorated in the same manner as the percentage rent itself is prorated. This provision shall survive Closing.

5.1.5

Gas, water, electricity, heat, fuel, sewer and other utilities charges to which Section 5.1.1 cannot be applied, and the governmental licenses, permits and inspection fees and operating expenses relating to the Shopping Center, shall be prorated an a per diem basis.

5.1.6 Common Area Maintenance Charges, Real Estate Tax Reimbursements, and Similar Reimbursement of Expenses. To the extent tenants under Leases pay monthly estimates of common area maintenance charges, taxes and similar expenses (collectively, "Charges") with an adjustment at end of the fiscal year in which the Closing of the sale occurs, they shall be prorated in accordance with this Section 5.1.6. Until the adjustment described in this Section is made, all amounts received by Seller, as interim payments of Charges before the Closing shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing occurs shall be prorated as between Seller and Buyer based upon the number of days in that month occurring before the Closing (Seller's allocable share) and on or after the Closing (Buyer's allocable share), and the party receiving the interim payment shall remit to (if received on or after the Closing) or credit (if received before the Closing) the other party its proportionate share. All amounts received by either Seller or Buyer as interim payments of Charges on or after the Closing shall be delivered to Buyer if received by Seller and retained by Buyer until the fiscal year-end adjustment and determination of Seller's allocable share thereof. Seller shall pay all bills relating to Charges received by the Closing date and shall pay over to Buyer the excess of its collections for such Charges for fiscal year 2006 over the amounts paid out. If the amounts paid out exceed Seller's collections from tenants, then Buyer shall reimburse Seller following a post-Closing annual reconciliation (Buyer to send bills out to tenants under the Leases within sixty (6Q) days following the end of the fiscal year), in which case such amounts, as and when paid by such tenants, shall be apportioned between Seller and Buyer based on the ratio of pre- and post-Closing Charges (taking into account any amounts previously collected by Seller). Each party shall have the right to inspect the other party's books and records related to the Property to confirm the calculations made by such party. Subject to Seller's reasonable review and approval, Buyer shall be responsible for preparing post-Closing fiscal year end billings for the tenants for actual Charges incurred during the fiscal year in which the Closing occurs (and Seller shall reasonably cooperate with Buyer in connection therewith) and shall provide Seller with satisfactory documentation supporting the calculations in such billings. Anything hereinto the contrary notwithstanding, Seller shall be responsible for preparing and sending fiscal year end billings for the tenants for actual Charges incurred during fiscal year 2005, and shall provide Buyer with satisfactory documentation supporting the calculations in such billings. Seller shall be entitled to invoice and collect and retain all such payments from tenants due for 2005 (and prior years) as aforesaid; provided Seller shall not have the right to commence any lawsuit or otherwise interfere with the use and occupancy rights of a Tenant in connection with any such collection efforts. Buyer covenants and agrees to seek to collect any such amounts owed by tenants, using in good faith such efforts as are consistent with Buyer's normal collection practices and processes and any amounts so collected shall be promptly remitted to Seller upon receipt by Buyer. In the event any of Seller's Tenants (including former lessees' of the Property) requests an audit, reimbursement, adjustment, or other action with respect to rent payments or operating expense reimbursement payments for any period prior to the Closing Date, then Seller shall (a) reasonably cooperate with Buyer, in connection with any such action, (b) make any payment due to such Seller's Tenant attributable to such audit or to any period prior to the Closing Date, and (c) defend, indemnify, and hold Buyer harmless, and reimburse Buyer for all actual costs and damages (excluding punitive or consequential) related to, any such action or request.

5.1.7

All prepaid rentals, credit balances, other prepaid payments(other than monthly real estate tax or CAM estimates or installments), security deposits, electric, gas, sewer and water deposits deposited with Seller by tenants, (including any accrued interest required under any Space Lease on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Space Leases, license agreements or concession agreements relating to the Property, shall all belong to Buyer and all shall be assigned and delivered to Buyer at Closing, whereupon Seller shall be released from all liability with respect thereto to the extent so paid to Buyer. At Seller's option, Buyer shall receive a cash credit in the amount of all Security Deposits to be delivered to Buyer at Closing, and Seller may retain same. All of the foregoing shall be appropriately reflected on the Closing Statement.

5.1.8

Buyer shall not be responsible for any charges, salaries, vacation pay or fringe benefits of employees of Seller or Seller's insurance premiums prior to or following the Closing and none of the foregoing shall be prorated.

5.2

All prorations and payments to be made under the foregoing provisions shall be made on the basis of a written statement or statements delivered to Buyer by Seller and approved by Buyer. In the event any prorations, apportionments or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the one from who it is entitled to such adjustment within three hundred sixty-five (365) days after the erroneous payment or computation was made; this provision shall survive Closing.

5.3

All accounts receivable flowing from the Property shall be treated as follows:

5.3.1

If the Closing shall occur before rents and all other amounts due and payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of amounts actually received by Seller. Subsequent to the Closing, if any such rents and other income are actually received by Buyer or Seller, all such amounts shall first be applied to current rents due and payable for the month of closing, second, to post closing rents due and payable, third, to past-due rents due and payable for pre-closing periods, and fourth, any balance shall be immediately paid by Buyer to Seller or Seller to Buyer, as applicable. Following Closing, except for any prior years expense reimbursements owed to Seller, which if received by Buyer and stated to be in reference to any such prior year expense reimbursement shall be promptly remitted to Seller, Buyer shall have the exclusive right to collect any unpaid rents or other amounts relating to the period prior to the Closing and Buyer shall make a good faith effort consistent with Buyer's normal collection practices and processes to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller, however, Buyer shall not be required to expend any funds or institute any litigation in its collection efforts. Any amounts so collected shall be promptly remitted to Seller upon receipt by Buyer.

5.3.2

In the event that any tenant of Seller or Buyer at the Real Estate shall hereafter apply or shall have heretofore applied for relief under the provisions of any bankruptcy or similar laws for the protection of debtors, the provisions of Section 5.3.1 shall not apply, and the parties shall have the right to seek collection of their respective accounts, their entitlements being determined by the Closing and the other provisions of this Agreement. Neither party shall have the right to enter into any transactions that purport to compromise claims belonging to the other, without the other party's prior written consent.

5.4

Seller shall be responsible for all interest on the Note attributable to the period up to and including the day before Closing, and Buyer shall be responsible for all interest attributable to periods from and after the Closing Date. Seller shall receive a credit for any escrow balances under the Assumed Loan transferred to Buyer.

5.5

Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions under the leasing commission agreements, costs for tenant improvements, tenant allowances, legal fees and other costs and expenses (collectively, "Leasing Costs'') that are actually due and payable prior to Closing or have been contracted for with respect to (or are a future obligation contained in) Leases in force as of or prior to the Effective Date (except that Buyer shall be responsible for any and all Leasing Costs related to the Starbucks deal contemplated at the Shopping Center and described on Exhibit 14 and if any such amounts are paid by Seller prior to Closing, Seller shall be entitled to a credit for any such amounts at Closing); provided, however, that Seller shall have no obligation to pay, and Buyer shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. As of Closing, Buyer shall assume Seller's obligations for Leasing Costs incurred with respect to Leases and Lease renewals and extensions executed subsequent to the Effective Date. At Closing, Seller shall supply Buyer a certified list of all items for which Buyer receives a credit pursuant hereto, and a representation that all other such items have been paid or completed.

5.6

All transfer taxes/deed recordation taxes shall be paid by Seller and Buyer pursuant to local custom.

5.7

The provisions of this Article 5 will survive Closing.

6.

TITLE AND SURVEY.

6.1

Seller shall convey good and marketable fee simple title and Buyer shall accept the same provided any reputable title insurance company licensed to do business in the

State wherein the Shopping Center is located will be willing to approve and insure same subject only to Permitted Exceptions as provided for in this Agreement. Buyer acknowledges that it has heretofore received copies of Seller's existing title insurance policy for the Real Estate (the "Existing Title Policy") and of Seller's existing survey of the Real Estate (the "Existing Survey"). Promptly following the execution of this Agreement, Buyer may (if it so elects) obtain (at Buyer's sole expense) updates of the Existing Survey; if Buyer does obtain such an updated survey, Buyer shall cause it to be certified to Seller and Buyer shall promptly furnish Seller with a copy thereof. Promptly following the execution of this Agreement, Buyer shall also (at Buyer's sole expense) obtain a commitment for ALTA Form B Fee Title Insurance (the "Title Commitment"); and Buyer shall promptly furnish Seller with true accurate and complete copies thereof (including true, accurate and complete copies of all underlying title exception documents referenced therein). Not later than five (5) days prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice ("Buyer's Title Notice") of any title exceptions which are contained in the Title Commitment and which are not Permitted Exceptions ("Objections"). Failure by Buyer to give Buyer's Title Notice (or to object to any matter referenced in the Title Commitment) to Seller on or before said date shall constitute Buyer's final and irrevocable approval of the condition of title (and to any such unobjected to matter) in and to the Real Estate. If Buyer's Title Notice shall be timely given Seller shall have a period of forty-five (45) days following Seller's receipt of Buyer's Title Notice, to remove, correct, cure or satisfy any title exceptions that were identified in Buyer's Title Notice as not being Permitted Exceptions, it being nevertheless agreed that Seller shall have no obligation to undertake any action or to incur any expense in order to effectuate any such removal, correction, cure or satisfaction (except that notwithstanding the foregoing Seller shall be required to remove or discharge any fee mortgages or deeds of trust, as well as any other liens (guaranty or indemnity) in an ascertainable dollar amount created by Seller); and it also being agreed that any attempt by Seller to cure shall not be construed as an admission by Seller that such objection is one that would give Buyer the right to cancel this Agreement. Seller shall notify Buyer one (1) business day before the expiration of the Due Diligence Period of such Objections it agrees to use good faith efforts to cure prior to Closing. In the event that Seller elects not to attempt to remove, correct, cure or satisfy the matters raised in Buyer's Title Notice, or if having elected to do so, does not within said forty-five (45) day period effectuate any such removal, correction, cure or satisfaction as aforesaid (hereinafter called "title correction"), Buyer shall have the right at its sole option either (a) to terminate this Agreement, in which event the Deposit shall be returned to Buyer, and, if Seller has elected to so cure and failed to do so, Seller shaft reimburse Buyer for Buyer's reasonable, third party, out-of-pocket expenses actually incurred after Seller's notice to Buyer of Seller's election to attempt to remove, correct, cure or satisfy the matters raised in Buyer's Title Notice, up to a maximum of $50,000, and neither party shall thereafter have any further liability hereunder, except as set forth in Sections 4.2 and 15.8, or (b) to accept such title as is disclosed by the Title Commitment without title correction and without any reduction to the Purchase Price, thereby waiving any rights against Seller with respect thereto. Said election shall be made by Buyer within three (3) days following Buyer's receipt of written notification by Seller that Seller has not effectuated (or has elected not to effectuate) title correction. In the event that Seller (even though under no duty to do so) shall undertake title correction as aforesaid, and shall be successful, this Agreement shall continue in full force and effect and Buyer shall close the transaction contemplated hereby in accordance with the terms hereof. In the event that Seller shall only be partially successful in obtaining title correction, Buyer shall have the same alternative rights as Buyer would have in the event Seller had declined to seek title correction or agreed to cure and did not do so (as set forth above). Buyer shall make its election within three (3) days after Buyer's receipt of written notice from Seller to Buyer of the extent to which title has been corrected.

6.2

If at the Closing Date there may be any liens or encumbrances which render title unmarketable and are not permitted title exceptions hereunder, and which Seller is obligated or desires to pay and discharge, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the cost of recording or filing said instruments; or provided that Seller has made arrangements with the title company in advance of Closing, Seller will deposit with. said company sufficient monies, acceptable to and required by it to insure obtaining and the recording of such satisfactions and the issuance of title insurance to Buyer either free of any such liens and encumbrances, or with insurance against enforcement of same out of the insured premises in form and content satisfactory to Borrower and Lender. The existence of any such liens and encumbrances shall not be deemed objections to title, if Seller shall comply with the foregoing requirements. Unpaid liens for taxes, water charges, sewer rents and assessments which are the obligation of Seller to satisfy and discharge shall not be objections to title, but the amount thereof, plus interest and penalties thereon, shall be deducted from the Purchase Price to be paid hereunder and allowed to Buyer, subject to the provisions for apportionment of taxes, water charges and sewer rents contained herein. Unpaid franchise tax of any corporation in the chain of title, or estate, income or other taxes which may be liens against the Property as of the Closing Date shall not be an objection to title, provided the title company agrees to insure against the collection of said taxes from the Property and in such event if required by the title company, Seller agrees to deposit at Closing with the title company an amount deemed reasonable by it to secure the payment of such unpaid franchise tax, or other tax.

6.3

All costs of obtaining the Title Commitment, the policy of title insurance and survey shall be borne by Buyer (except as relates to Loan Assumption Costs).

7.

DAMAGE, DESTRUCTION OR REQUIRED ALTERATION.

7.1

Prior to Closing, in the event of any damage to or destruction of all or part of the Real Estate (notice of which shall be given to Buyer by Seller as soon as practicable following its occurrence), then Seller shall have the right (but not the obligation) to adjourn the Closing Date for up to sixty (6Q) days in order to repair or replace such damage or destruction, except that if the cost of such repair or replacement exceeds ten percent of the Purchase Price, then in any such case (i) Buyer shall have the right to terminate this Agreement by giving Seller written notice of its intention to do so, such notice by Buyer to Seller to be given not later than three (3) business days after Buyer shall have received the notice from Seller of such aforesaid occurrence, (in which event the Deposit shall forthwith be returned to Buyer, whereupon this Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8); or (ii) if Buyer elects not to (or does not have the right to) terminate this Agreement, this Agreement shall continue in full force and effect except that at Closing Buyer shall receive an abatement of the Purchase Price in an amount equal to Seller's contractor's reasonable good faith written estimate of the amount required to repair and restore all unrepaired damage (and Seller shall retain all rights to collect insurance proceeds far such toss).

7.2

(a)

In the event that any governmental authority having jurisdiction of all or part of the Real Estate has notified Seller before the Closing that some alteration of or addition to the Real Estate is required to be made by law, rule or regulation (notice of which shall be given to Buyer by Seller as soon as practicable after its receipt) or otherwise requires a cure of a violation, then (subject to the provisions of Section 7.2(b)) Seller shall have the right (but not the obligation) to undertake such alteration or addition or cure; provided, however, that if the cost of such alteration or addition or cure shall exceed the sum of one (l %) percent of the Purchase Price, then in such event Seller may either elect to pay the entire cost and cure the same before the Closing or may decline to undertake the same, in which event Buyer shall have the option, exercisable within three (3) business days following notice from Seller of the requirement and Seller's refusal to comply therewith, (i) to terminate this Agreement by giving Seller notice thereof (in which event the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8); or (ii) if such notice of termination is not timely given, to proceed with the Closing, in which event the Purchase Price shall be reduced by Seller's contractor's reasonable good faith written estimate of the cost to cure, up to the maximum sum of one percent of the Purchase Price.

(b)

Notwithstanding the foregoing provisions of Section 7.2(a), Seller shall have no obligation to cure or pay for, and Buyer shall take subject to, any violation which is the responsibility of a Shopping Center tenant to cure or discharge pursuant to its Space Lease.

8.

EMINENT DOMAIN. In the event that any eminent domain proceedings shall be commenced prior to the Closing affecting (i) more than ten percent (l0%) of the parking area(s) within the Real Estate or otherwise reduces parking below existing Legal Requirements; or (ii) which is of such a nature as would permit any tenant occupying leased premises larger than 3,004 square feet in area to cancel its Space Lease, (iii) or which materially and adversely affects ingress and egress to and from the public roads adjoining the Property, Buyer shall have the right to terminate this Agreement, by written notice given to Seller within ten (IQ) days after Buyer receives notice of such eminent domain proceeding, (in which case the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8). In any case wherein Buyer has the right to terminate this Agreement pursuant to this Section 8 and Buyer elects not to terminate, or in any case wherein Buyer does not have the right to terminate, Buyer and Seller shall consummate Closing on the Closing Date, without any reduction to or abatement of the Purchase Price, and all condemnation awards (paid or unpaid) shall belong to Buyer.

9.

NO ASSIGNMENT. Buyer shall not have the right to assign this Agreement or its rights under this Agreement without obtaining in each instance Seller's prior written consent. Notwithstanding the foregoing, Buyer shall have the right, without Seller's consent, to assign its entire right, title and interest in and to this Agreement, expressly including the Deposit, to any entity controlling, controlled by, or under common control with Buyer (an "Affiliate"); provided that, not less than three (3) business days prior to Closing, Seller receives an executed assignment and assumption agreement, in form reasonably acceptable to Seller, which expressly assigns the Deposit and in which such assignee expressly assumes performance of this Agreement for the benefit of Seller. No such assignment or designation shall relieve or release Buyer from any obligations under this Agreement (whether arising pre- or post-closing), and Buyer shall remain jointly and severally liable for all of same together with such assignee.

10.

COVENANTS AND REPRESENTATIONS. As of the date hereof, and as of Closing, Seller covenants, warrants and represents to Buyer the following:

10.1 Seller has obtained any consents from partners and/or shareholders required to permit the transactions contemplated by this Agreement including the sale of the Property to Buyer.

10.2

To the best of Seller's knowledge, there is no pending litigation affecting Seller or the Property brought by or against Seller that would adversely affect Buyer except as set forth in Exhibit 7 attached hereto and made a part hereof. If Seller is served with process or receives notice that litigation relating to the Property has been commenced against it, Seller shall promptly notify Buyer. The provisions of this Section shall not apply to any litigation relating to the property involving personal injury or property damage, all of which Seller represents and warrants is covered by insurance and is being defended by the applicable insurance company.

10.3

The Space Leases described in Exhibit 2 comprise all the Space Leases presently existing, and same have not been amended or modified except (if at all) as may be set forth in Exhibit 2. Seller has neither given nor received any outstanding, uncured notice of' default to or from any Space Lease tenant, except as otherwise described in this Agreement.

10.4

Except as otherwise expressly provided herein, there will be at Closing no contracts or agreements affecting the Property other than the Service Contracts, Space Leases and Permitted Exceptions; and there are no on-site employees or hired persons in connection with the management, operation or maintenance of the Property; and Buyer shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to Closing, nor with any management or employment agreements with respect to the Property.

10.5

Authority. Seller is a limited liability company, duly organized under the laws of the Commonwealth of Virginia.  Seller has the full right, power and authority to enter into this Agreement and subject to obtaining the Lender's Consent, to convey the Real Estate to Buyer pursuant to the terms and provisions hereof and to perform all of its other obligations hereunder. The parties and persons executing this Agreement on behalf of Seller have been duly authorized to do so. The execution of this Agreement by Seller, the performance by Seller of Seller's obligations hereunder, and the sale, transfer, conveyance and/or assignments contemplated hereby, do not require the consent or approval of any third party other than the consent of the Lender. Neither this Agreement nor anything provided to be done hereunder (including, but not limited to, the transfer of the Real Estate to Buyer) violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which Seller may be bound, or any contract, document, understanding, agreement or instrument affecting the Real Estate. Seller has obtained all consents necessary to enter into this Agreement and transfer the Real Estate other than the consent of the Lender.

10.6

Insolvency.

To the best of Seller's knowledge, Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any involuntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditor's; (iii) suffered the appointment of a receiver to take possession of a3[ or substantially all of Seller's assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or compromise to its creditors generally. Seller is solvent and able to pay its debts in the usual and ordinary course of business.

10.7

Condemnation. To the best of Seller's knowledge, Seller has no written notice or actual knowledge of any planned, pending or contemplated condemnation or, similar action or proceeding with respect to the Real Estate or any part thereof.

10.8

Compliance. To the best of Seller's knowledge, Seller has not received written notice of nor has current actual knowledge of violations of any applicable municipal, county, state, federal and other laws, statutes, ordinances, rules and regulations with respect to the Real Estate which remain uncured.

10.9 General Representations and Warranties. (a) Seller has no actual knowledge that the present use of the Property is not in compliance with applicable zoning laws and ordinances, (b) the Rent Roll attached hereto as Exhibit 12 is, and the Updated Rent Roll delivered at the Closing will be, true, complete and accurate in all material respects and the Leases delivered to Buyer are all of the Leases, true complete and correct copies of which have been delivered to Buyer, (c) to the best of Seller's knowledge, no tenant or other occupant under the Leases and no other person, firm, corporation or other entity has any right or option to acquire the Property, or any part thereof, from Seller, and no person, firm, corporation or entity has the right to possess the Property other than tenants in possession pursuant to the Leases which are described in the Rent Roll, (d) attached hereto as Exhibit 13 is Seller's most recent aged delinquency report as of the Effective Date for tenants, which is true and correct in all material respects as of the Effective Date, (e) Exhibit 14 is a schedule of all tenant security deposits held by Seller, and (f) to the best of Seller's knowledge, Seller has not received any written notice from any tenant under any of the Leases claiming that Seller is in default of its obligations under any of the Leases which has not been cured, (g) to the best of Seller's knowledge, Seller has received no written notice that the Property is, or will be on the Closing Date, in violation of any requirement of any laws and regulations, including, without limitation, the Americans with Disabilities Act and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, (h) to the best of Seller's knowledge, there are no special assessments filed and pending, or proposed, against the Property or any portion thereof, including, without limitation, any street improvement or special district assessments; (i) to the best of Seller's knowledge, Seller has not received notice of any so-called "linkage" payments, "impact fees", "voluntary contributions", or "voluntary payments" due and/or payable with respect to the Property, and to Seller's actual knowledge, there are no such payments due and/or payable, and (j) as part of the Feasibility Documents, Seller has delivered to Buyer tabulations ("Tabulations") of tenant gross sales reports with respect to the Property received from tenants since Seller's ownership of the Property.

10.10

Service Contracts.

The list of Service Contracts on Exhibit 3 and copies thereof to be delivered to Buyer are correct and complete as of the Effective Date.

10.11

Assessments.

To the best of Seller's knowledge, there are not presently pending any special assessments or, condemnation actions with respect to the Property or any part thereof, and Seller has not received any written notice of any legal actions, special assessments, or condemnation actions being contemplated in respect of the Property, and there are no tax appeals currently pending regarding the Property.

10.12

Loan.  Exhibit 8 sets forth a true and complete list of all loan documents executed and delivered in connection with the Loan.

10.13 Information Received. To the best of Seller's knowledge, all financial statements of the Real Estate delivered to Buyer have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Real Estate as of the respective dates and far the respective periods indicated therein.

10.14 All payments due on the Loan are current, and to Seller's actual knowledge, no default exists under the Loan or the Assumed Loan Documents.

10.15 Remade at Closing. The continuing accuracy and validity in all material respects of each of the representations and warranties of Seller contained in this Article I O shall be a condition precedent to Buyer's obligation to close. All representations and warranties contained in this Article 10 shall be deemed remade as of the time of Closing.

If prior to Closing, Buyer has actual knowledge of a material breach of any of the foregoing, Buyer's sole rights shall be to terminate this Agreement as set forth in Section 17.1, or waive such breach and close without any reduction in the Purchase Price by reason thereof, in which event Seller shall have no post-Closing liability for such breach.

References to "'the best of Seller's knowledge," "Seller's knowledge," "to the best of Seller's actual knowledge" and such other similar phrases shall refer only to the current actual knowledge of the Designated Representatives (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, to any other partner, officer, agent, manager, representative or employee. of Seller or any affiliate thereof. As used herein, the term "Designated Representatives" shall refer to Greg Ix and Debbie Keating.

10.16 Survival.

(a)

Each of the representations and warranties contained in Section 10 shall survive the Closing for a period of six (6) months (the "Survival Period") and shall not be deemed to have merged into the Deed. No claim may be asserted by Buyer under the foregoing representations or warranties after the expiration of three (3) months after such survival period (i.e., nine (9) months after Closing), and all claims for breach of such representations and warranties asserted during the Survival Period may continue to be asserted after the Survival Period only if during the Survival Period Buyer provided Seller specific and detailed written notice thereof and commenced a Law suit against Seller in connection therewith within nine (9) months after the Closing Date. The parties agree that, notwithstanding any other provision hereof to the contrary, (i) no claim may be asserted against Seller under this Section 10 and under any document delivered at Closing unless the aggregate amount of all damages actually incurred by Buyer under this Agreement as a result of any breaches of representations and warranties, is in excess of $25,000 in the aggregate, and (ii) the maximum aggregate liability under or in connection with this Section 10 and under any document delivered at Closing (collectively, the "Post-Closing Liabilities") shall not exceed $300,000.00 in the aggregate, and Seller shall not have liability under or in connection with this Section 10 and under any document delivered at Closing in excess of such maximum aggregate amount (the foregoing limitations provided in clauses (i) and (ii) above shall collectively be referred to herein as the "Basket and Cap Provisions").

(b)

Concurrently with the Closing, as security for Seller's post-closing obligations and liabilities under this Agreement (including, without limitation, this Section 10 and the documents executed and delivered by Seller at Closing), Blue Ridge Real Estate Company, sole member of Seller, shall execute and deliver to Buyer a Guaranty and Suretyship Agreement guaranteeing to Buyer Seller's Post-Closing Liabilities, such Guaranty and Suretyship Agreement to be in the form attached hereto as Exhibit 15.

11.

THE CLOSING.

11.1

The Closing shall be effectuated through escrow arrangements with Escrow Agent within thirty (30) days after the later of (i) the expiration of the Due Diligence Period or (ii) the date when Lender delivers the Lender Consent (such date being referred to as the "Closing Date'").

11.2

At Closing, Buyer shall pay the Purchase Price as adjusted in accordance with the provisions of this Agreement; and Buyer and Seller shall execute and deliver such other instruments as the other may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement.

11.3

(A)

At Closing, Seller shall deliver to Buyer the following:

(a)

A limited warranty deed for the Real Estate in proper recordable form, duty executed and acknowledged by Seller.

(b)

A F.I.R.P.T.A. affidavit.

(c)

The estoppel certificates as provided in Section 17.1.

(d)

A bill of sale and assignment in the form, or substantially the form, attached hereto as Exhibit 13, duly executed by Seller.

(e)

An assignment pursuant to which Seller shall quitclaim and assign to Buyer all rights of Seller, if any, to the Intangible Personal Property, to be used solely in connection with the Real Property.

(f)

[Reserved.]

(g)

A standard owner affidavit regarding mechanic's liens, parties in possession (subject to rights of tenant's, as tenant's only, under the Leases) and "gap" coverage.

(h)

A certificate that all Leasing casts have been paid pursuant to Section 5.5 hereof.

(i)

Any other items reasonably requested by the Title Company as administrative requirements for consummating the Closing.

(j)

If Security Deposits are letters of credit, originals of the letters of credit and all documents necessary to transfer same.

(k)

Updated Rent Roll certified to be true, complete and correct in all material respects.

(l)

The originals of all of the Leases and all security deposits and all Service Contracts within three (3) business days following Closing.

(m)

Keys and security codes.

(n)

Guaranty and Suretyship Agreement in the form of Exhibit 15 attached hereto.

(B)

At Closing, Seller and Buyer shall each execute and deliver to the other the following:

(a)

An Assignment and Assumption Agreement for the Space Leases in the form of Exhibit 4 attached hereto.

(b)

An Assignment and Assumption Agreement for the Service Contracts, in the form of Exhibit 5 attached hereto.

(c)

Notices to tenants, in form reasonably acceptable to Seller and Buyer, notifying them of the sale and (if applicable) the transfer of their security deposit to Buyer.

(d)

A Closing Statement reflecting the prorations and other items herein.

(e)

An Assignment and Assumption of the Loan.

(f)

Any other documents required by Lender in connection with Buyer's assumption of the Loan.

11.4

Each party shall pay its own legal fees and travel and lodging expenses in connection with this transaction.

11.5

Buyer also agrees to cooperate with Seller to permit the conveyance of the Property to be consummated as a part of a transaction intended by Seller to qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code and in conjunction therewith to execute such documents as Seller may reasonably request (such cooperation may include, without limitation, accepting a conveyance from a party other than Seller and paying the Purchase Price to a party other than Seller), In no event, however, shall (a) Buyer bear any expense associated with the exchange transaction, (b) Buyer be obligated to take title to Seller's exchange property, (c) the consummation of such tax-free exchange materially delay the conveyance to Buyer of the Property and (d) Buyer have any liability to Seller or any other party for the qualification of the exchange transaction for tax-free exchange treatment under Section 1031 of the Internal Revenue Code or under any other provision.

12.

BROKERS.

Each party represents and warrants to the other that it dealt with no broker in connection with this transaction, other than S. L Nusbaum Realty Co., whose commission is to be paid by Buyer per separate agreement, and Kimco Exchange Place Corp., whose commission of 1.5% of the Purchase Price is to be paid by Seller, and each party agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney's fees, that the indemnitee may incur arising by reason of the above representation by the indemnitor being false. The provisions of this Section 12 shall survive Closing.

13.

NOTICES. All notices, demands, requests, consents; approvals or other communications (for the purpose of this Section collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by registered or certified United States mail, return receipt requested, postage prepaid, or delivered by Federal Express or UPS courier service, addressed as follows:

To Seller:

170 West Ridgely Road

Suite 210

Lutherville, Maryland, 21093

Attention: Stuart Cox., Esquire

Telephone: (410) 648-2000

Facsimile: (4I0) 859-5685

With a copy to:

Kimco Exchange Place

280 Park Avenue, 11th Floor West

New York, NY 10017

Attention: Robert James

Telephone: (212) 972-7457

Facsimile: (212) 972-7496

To Buyer:

Stoltz Real Estate Partners, LLC

725 Conshohocken State Road

Bata Cynwyd, PA 19004

Attention: Stephen Lewis, Esquire

Telephone: (610) 567-5800

Facsimile:

(610) 664-1976

With a copy to:

William S. Gee, Esq.

Saul Ewing LLP Suite 1200

222 Delaware Avenue

Wilmington, DE 19801

Telephone: (302) 421-6823

Facsimile:

(302) 421-5874

To Escrow Agent:

Royal Abstract of New York LLC

Suite 1940

500 Fifth Avenue

New York. NY

10110

Attn: Martin Kravet

Telephone: 212-376-0900

Facsimile:

212-376-0911

Email: mkravet@royalabstract.com

or such other address as such party shall hereafter have specified by Notice given by the same means. Any Notice shall be deemed given when delivered to the carrier delivering same, delivery charges prepaid, and properly sealed and addressed; and in the ease of notice by telecopier (with confirmation sent as aforesaid), notice shall be deemed given upon electronic confirmation of receipt.

14. DEFAULTS.

14.1

Buyer's Default: Seller's Remedies.

If Closing does not take place because of Buyer's default the Deposit shall be retained by Seller as agreed upon liquidated damages as Seller's sole remedy for such default, and thereupon this Agreement shall be null and void and of no further force or effect whatsoever (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.8, and Buyer shall be liable to Seller for the reimbursement of the Loan Assumption Costs actually paid). The parties hereto expressly agree that Seller's actual damages in the event of a default by Buyer would be extremely difficult or impractical to ascertain and that the amount of the Deposit represents the parties' reasonable estimate of such damages.

14.2

Seller's Default; Buyer's Remedies.

(a)

Seller's Default, Seller shall be in default under this Agreement (a "Seller's Default") if any one or more of the following shall occur and remain uncured for five (S) days after Seller's receipt of written notice from Buyer thereof:

(i)

Any of the warranties or representations made by Seller in this Agreement are untrue in any material respect when made.

(ii)

Seller fails to perform in any material respect any covenant, agreement, or obligation to be performed by Seller within the time limits and in the manner required under this Agreement.

(b)

Buyer's Remedies. If Closing does not occur due to a Seller's Default, then Buyer, as its sale and exclusive right and remedy as a result of such Seller Default, may elect to either (i) cancel this Agreement, in which event the Deposit shall be returned to Buyer, and Seller shall be liable to Buyer for any title and survey costs theretofore incurred by Buyer, any outstanding Loan Assumption Casts and for any of Buyer's reasonable out-of-pocket expenses, not to exceed $50,000 in the aggregate, thereupon, no party shall have any further right or obligation hereunder (except that Buyer shall remain liable on its obligations under Section 4.2 and 15.8), or (ii) Buyer may enforce specific performance of this Agreement without any reduction or abatement of the Purchaser Price. 1N NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

14.3

Notwithstanding anything to the contrary contained in this Agreement, in the event of any litigation between Buyer and Seller arising from or relating to this Agreement, the prevailing party, in addition to and not in limitation of any other rights and remedies, shall be entitled to receive immediate payment of its reasonable attorneys fees, expenses and court costs from the other party.

15. MISCELLANEOUS.

15.1

No provision of this Agreement shall survive delivery of the deed except as herein expressly provided. The acceptance of the deed by Buyer shall be conclusive evidence of the performance by Seller of all of the provisions of this Agreement to be performed by Seller.

15.2 This Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, if any, with respect thereto.

15.3

This Agreement may not be canceled, modified, changed or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing.

15.4

The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

15.5

"TIME IS OF THE ESSENCE" with respect to all provisions of this Agreement, with the sole exception that each of Buyer and Seller shall be entitled to a single adjournment (not to exceed two (2) business days in any event) of the Closing Date.

15.6 This Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators and, subject to the provisions of this Agreement, the permitted assigns of the parties hereto.

15.7

If at the Closing Date, there are any proceedings pending to protest or reduce real estate taxes for the year in which the Closing occurs, then the parties agree that Buyer shall continue said proceedings and the services of Seller's attorneys, provided the same is at no out-of-pocket cost to Buyer, and Buyer agrees to share with Seller out of the recovery or savings, on a pro rata basis, the legal fees of Seller's attorneys, plus actual out-of-pocket expenses. Buyer shall not make any settlement or compromise of such proceedings without the consent of Seller. Any refund or reduction which covers a period prior to the Closing Date net of any refunds or credits due to any tenants, shall belong solely to Seller, and Buyer shall have no interest with respect to any proceedings which relate to prior years. The provisions of the three (3) preceding sentences of this Section 15.7 shall survive Closing.

15.8

Buyer represents and warrants that it will keep all information and/or reports and/or documents obtained from Seller or its agents (including without limitation the rent and other terms of the Space Leases), or related to or connected with the Property (including without limitation the existence of this Agreement and the Purchase Price) strictly confidential and will not disclose any such information to any person or entity (except for Buyer's attorneys, consultants and advisors; provided that any such parties similarly agree to treat such material confidentially), without the prior written consent of Seller. In amplification and not in limitation of the foregoing, Buyer may not make any public disclosure of the existence or terms of this Agreement prior to Closing.

15.9

This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State wherein the Property is located. This Agreement shall be construed in accordance with its plain meaning and without reference to any maxim or rule of interpretation providing that a writing should be construed against the party responsible for the drafting thereof.

15.10

This Agreement shall not be recorded or filed in the public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

15.11 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

16.

Covenants and Agreements of Seller.

16.1

(a)

Seller covenants and agrees with Buyer that from the Effective

Date until the Closing Date:

(i)

Seller shall continue to operate the Real Estate as operated to date and shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller's maintenance of the Improvements during Seller's period of ownership. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Personal Property.

(ii)

Seller shall notify Buyer of any litigation, arbitration, administrative hearing or condemnation proceeding before any court or governmental agency concerning or affecting the Project which, to Seller's actual knowledge, is instituted or threatened after the Effective Date.

(iii)

Seller shall notify Buyer of any written notice received from a Tenant of any claimed landlord default, its election to vacate its leased premises or terminate its Lease, or of any election by Seller to terminate any Lease or commence any judicial action against any Tenant.

(iv)

Following the date which is two (2) business days prior to the expiration of the Due Diligence Period (the "Cut Off Date"), Seller will enter into no agreement or contract with respect to the operation or maintenance of any portion of the Real Estate, other than Leases executed after the Effective Date as hereinelsewhere provided, unless same can be terminated with no more than thirty (30) days notice without penalty. The foregoing notwithstanding, Seller shall provide Buyer prompt, written notice and a copy of any such agreement or contract entered into prior to the Cut Off Date.

(v)

Seller shall maintain the current or materially similar insurance coverage on the Project.

(vi)

Seller will not modify the Existing Loan Documents in any material manner.

(vii)

Seller will not make any structural modifications or additions to the Project, unless required in an emergency or required to avoid any breach of a Lease by Seller, without first obtaining the consent of Buyer, which consent shall not be unreasonably withheld or delayed by Buyer.

16.2

Leasing. Seller will not amend or terminate any existing Lease or enter into any new Lease without providing Buyer (i) a11 relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller's possession, and (ii) Seller's request for Buyer's approval. If Buyer's consent is requested by Seller as to any amendment or termination of a Lease or new Lease, Buyer agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or new Lease within three (3) business days after Buyer's receipt of the items in (i) and (ii) of this Subsection 16.2. If Buyer does not respond to Seller's request within such time period, then Buyer will be deemed to have approved such amendment, termination or new Lease.

With respect to a request for approval delivered by Seller to Buyer, Seller may not amend or terminate a Lease or enter into a new Lease without Buyer's written consent which shall not be unreasonably withheld, conditioned or delayed during the Due Diligence Period, and thereafter, such consent may be withheld in Buyer's sole discretion. Seller shall provide Buyer with copies of all notices to or from tenant's under any Lease and to and from any governmental authorities with respect to the Real Estate from and after the Effective Date.

Buyer acknowledges Seller is negotiating a lease with Starbucks generally an the terms attached hereto as Exhibit 14. Buyer consents to Seller entering a lease with Starbucks on such terms.

17.1

Conditions Precedent to Buyer's Obligations. Buyer shall not be obligated to consummate the transaction described in this Agreement unless:

(a)

Seller shall have performed in all material respects all of the agreements, covenants and obligations contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(b)

All representations and warranties made by Seller hereunder shall be true, complete and accurate in all material respects as of the Closing Date.

(c)

Estoppel Certificates. Seller shall have delivered to Buyer, on or before Closing, (but the same to be promptly sent to Buyer as received in all events) estoppel certificates from (1) all tenants leasing 5,000 or more square feet (Ukrops, Harley Davidson, Dollar Buys, Ace Hardware and Shony's) (the "Major Tenants") on such tenants' forms in accordance with the terms of their respective Leases, or, in the absence of such form, substantially in the form of Exhibit 12 attached hereto, and (ii) seventy-five percent (75%) of square footage of the remaining permanent tenants (by square footage of space occupied by permanent tenants) substantially in the form of Exhibit 12 attached hereto or such other form as may be required by the terms of the specific Lease (such 75% being the "Required In-Line Tenants"). Seller shall not be obligated to expend any funds in connection with obtaining any such tenant estoppel certificates, and the failure of Seller to obtain any such tenant estoppel certificates shall not be a breach or default hereunder so long as Seller makes good faith efforts to obtain them. Buyer shall be allowed to assist Seller in obtaining estoppel certificates and Seller shall reasonably cooperate with Buyer in seeking to obtain the same.

As of the scheduled Closing Date, if all Major Tenants and the Required In-Line Tenants have not sent back signed estoppel certificates which substantially comply with such tenant's Leases, and are not materially different in the aggregate from the information regarding said tenants supplied to Buyer such that there is a material adverse impact on the Property (the "Estoppel Requirement") then Seller may, but shall not be obligated to, deliver a certificate to Buyer covering such Required In-Line Tenants for which tenant estoppels have not been delivered, (subject to the limitations as hereinafter provided) sufficient (taken together with the tenant estoppels) to satisfy the Estoppel Requirement, which certificate shall be dated the date of Closing, Seller, provided, however, Seller shall only be permitted to provide its Seller's certificate for up to ten percent (10%) of the gross leasable square footage of space occupied by permanent tenants, none of which tenants may be a Major Tenant. A Seller's certificate delivered in lieu of a tenant estoppel shall be deemed revoked, null and void, if Seller subsequently delivers to Buyer within ninety (90) days after Closing a tenant estoppel covering the Lease to which Seller's certificate pertains which contains substantially the same information as Seller's certificate, and in any event such Seller's certificates shall be deemed revoked, null and void on the first anniversary date of the Closing. In the event the Estoppel Requirement is not met by the Closing Date, taking into account the Seller's certificate, Seller or Buyer has the option to extend Closing for up to thirty (30) days to meet the Estoppel Requirement.  In the event the Estoppel Requirement is not met by the Closing Date (or Extended Date should Seller or Buyer elect to extend), taking into account the Seller's Certificate, Buyer as its sole options shall be entitled to terminate this Agreement by written notice to Seller on the Closing Date and receive a return of the Earnest Money or waive the requirement and proceed to Closing.

(d)

Buyer shall have received Lender Consent.

17.2

Conditions Precedent to Seller's Obligations. Seller shall not be obligated to consummate the transaction described in this Agreement unless.

(a)

Buyer shall have performed in all material respects all of the agreements, covenants and obligations contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(b)

All representations and warranties made by Buyer hereunder shall be true. complete and accurate in all material respects as of the Closing Date.

17.3

Termination if Conditions Precedent not Satisfied or Waived. If any of the conditions precedent to the performance of Buyer's obligations under this Agreement have not been satisfied, waived, or deemed waived by Buyer on the Closing Date and if Buyer gives Seller written notice of the specific conditions that have not been satisfied, waived or deemed waived, and if such specific conditions remain unsatisfied for ten (10) days after Seller has received written notice thereof, then Buyer may, at its option, by written notice delivered to Seller within five (5) days following the expiration of such ten (10) day period, terminate this Agreement, in which event the Deposit shall be returned to Buyer and, Buyer and Seller shall have no further obligations, one to the other, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first above written.

BUYER:

WITNESSES:

STOLTZ REAL ESTATE PARTNERS, LLC

By: /s/ Andrew Silverstein

/s/

By: Name: Andrew Silverstein

/s/

Title: Authorized person

Date of Execution:

SELLER:

WITNESSES:

OXBRIDGE SQUARE SHOPPING CENTER, LLC

By: Blue Ridge Real Company, Sole Member

/s/ Betty Ann Lopinto

By: /s/ Michael J. Flynn

/s/ Sondra Mickle

By: Name: Michael J. Flynn

Title: Chairman

Date of Execution: 2/15/06

Escrow Agent signs to confirm its agreement with the provisions of Section 3(A)(ii) hereof:

ESCROW AGENT:

ROYAL ABSTRACT COMPANY OF NEW YORK

WITNESSES:

By:

Name:

Title:

Date of Execution: